Exhibit 1.1

AGENCY AGREEMENT

As of November 8, 2007

Golden Star Resources Ltd.

10901 W. Toller Drive

Suite 300

Littleton, Colorado

USA, 80127-6312

Attention:     Mr. Peter J. Bradford, President and Chief Executive Officer

Dear Sir:

BMO Nesbitt Burns Inc. (the “Lead Agent”) and UBS Securities Canada Inc. (collectively with the Lead Agent, the “Agents”) understand that Golden Star Resources Ltd. (the “Corporation”) proposes to issue on a private placement basis up to 125,000 convertible debentures of the Corporation (the “Debentures”) at an issue price of US $1,000 per Debenture for aggregate proceeds of up to US$125,000,000 (the “Offering”). Each Debenture is convertible, at the option of the holder at any time before 5:00 p.m. (Toronto time) on November 30, 2012 (the “Maturity Date”) into 200.0 Common Shares of the Corporation, on the terms and conditions contained in the trust indenture between the Corporation and The Bank of New York dated the date hereof (the “Trust Indenture”).

Subject to the terms and conditions set forth below, the Corporation hereby appoints the Agents, with the Lead Agent, as the lead agent and sole bookrunner, as the sole and exclusive agents of the Corporation to solicit, on a best efforts basis, offers to purchase Debentures, and the Agents hereby agree to act as such agents. The Corporation agrees that the Agents are under no obligation to purchase any Debentures.

The Corporation shall pay to the Lead Agent, on behalf of the Agents, a fee (the “Agency Fee”) at the Time of Closing (as defined below) payable in cash equal to 3.0% of the aggregate subscription price received by Golden Star from the sale of the Debentures, in consideration of the services to be rendered by the Agents in connection with the Offering. Such services shall include, without limitation: (i) acting as financial advisors to the Corporation in the preparation of documentation relating to the sale of the Debentures; (ii) forming and managing banking, selling and other groups for the sale of the Debentures; (iii) distributing the Debentures to subscribers both directly and through other registered dealers and brokers; (iv) performing administrative work in connection with these matters; and (v) all other services arising out of this Agreement.

The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of this Agreement.

The Agents and the Corporation acknowledge that an offering of the Debentures is also being concurrently conducted in the United States by the U.S. Placement Agents (as defined below), under the terms of this Agreement as well as U.S. Securities Laws (as defined below). Subject to the terms and conditions set out below, the Agents agree to purchase Debentures and, through the U.S. Placement Agents, resell to Qualified Institutional Buyers, and by its acceptance hereof, the Corporation agrees to issue and sell to the Agents, at the Time of Closing, Debentures in the principal amount as the Agents may designate for such resales at the Closing Time. Each U.S. Placement Agent shall be appropriately registered under the applicable securities laws of the jurisdiction in which such U.S. Placement Agent offers and resells the Debentures so as to permit it to lawfully offer and resell the Debentures in such jurisdiction.

The following, in addition to the above preamble, are the terms and conditions of the agreement between the Corporation and the Agents:

Section 1 Definitions and Interpretation

(1)	In this Agreement:

“Accredited Investor” means an accredited investor as defined in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Agency Fee” has the meaning ascribed thereto in the recitals hereof;

“Agents” means, collectively, BMO Nesbitt Burns Inc., and UBS Securities Canada Inc.;

“business day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario, and the City of Denver, Colorado;

“Canadian Securities Laws” means, collectively, all applicable securities statutes of each of the Qualifying Provinces and the respective rules and regulations under such statutes, together with applicable published policy statements, notices and blanket orders of the securities regulatory authorities in the Qualifying Provinces;

“Closing Date” has the meaning ascribed thereto in Section 9(1) hereof;

“Common Shares” means common shares in the capital of the Corporation, with no par value;

“Company Public Disclosure Documents” means, collectively,

(i)	Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007, as amended on July 23, 2007;

(ii)	Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007; Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 7, 2007; Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 6, 2007;

(iii)	Schedule 14A/Management Information Circular filed with the SEC on April 16, 2007;

(iv)	Form 8-K current reports filed with the SEC on February 14, 2007, February 20, 2007, February 26, 2007, February 27, 2007, March 15, 2007, June 22, 2007, August 6, 2007, September 18, 2007, October 5, 2007 (excluding information furnished pursuant to Item 2.02 and corresponding information furnished under Item 9.01 or included as an exhibit thereto), October 23, 2007 and October 24, 2007.

“Debentures” has the meaning ascribed thereto in the recitals hereof;

“Directed Selling Efforts” means “directed selling efforts” as defined in Rule 902(c) of Regulation S;

“Distribution Compliance Period” means “distribution compliance period” as defined in Rule 902(f) of Regulation S, which for the purposes of the Offering is a one year period that begins on the later of the date the Debentures are first bona fide offered to the public or the Closing Date, except that all offers and sales by an Agent, dealer, or other person that participates in the distribution of the Debentures pursuant to a contractual arrangement of an unsold allotment of Debentures shall be deemed to be made during the Distribution Compliance Period;

“DTC” means the Depositary Trust Company;

“Exchanges” means the Toronto Stock Exchange (“TSX”) and the American Stock Exchange (“AMEX”);

“Lead Agent” has the meaning ascribed thereto in the recitals hereof;

“Material Resource Properties” has the meaning ascribed thereto in Section 6(l);

“Material Subsidiaries” means the entities set out in Schedule “A” which the Corporation holds the types and percentages of securities or other ownership interests therein set forth;

“Maturity Shares” means the Common Shares that can be issued, at Golden Star’s election, in payment of the outstanding principal amount of the Debentures at maturity thereof as set forth and upon the terms and conditions set forth in the Trust Indenture;

“Note Amendment Agreements” means the agreements dated October 23, 2007 between the Corporation and the registered and beneficial holders of US$50,000,000 aggregate principal amount of 6.85% senior convertible notes due April 15, 2009 issued by the Corporation on April 15, 2005;

“Offering” has the meaning ascribed thereto in the recitals hereof;

“Offshore Transaction” means “offshore transaction” as defined in Rule 902(h) of Regulation S;

“PORTAL Market” means the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) Market of the Financial Industry Regulatory Authority, Inc. (formerly, National Association of Securities Dealers, Inc.);

“Purchasers” means the eligible purchasers of the Debentures pursuant to Subscription Agreements;

“Qualified Institutional Buyer” means a “qualified institutional buyer” as that term is defined in Rule 144A;

“Qualifying Authorities” means each of the securities regulatory authorities in each of the Qualifying Provinces;

“Qualifying Provinces” means each of the provinces of Canada other than Quebec;

“Registration Rights Agreement” has the meaning specified in Section 4(5);

“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

“Rule 144A” means Rule 144A under the U.S. Securities Act;

“SEC” means the United States Securities and Exchange Commission;

“Selling Firms” means the Agents together with other investment dealers and brokers which participate in the offer and sale of Debentures under the terms of this Agreement;

“Shelf Registration Statement” has the meaning specified in Section 4(5)(a);

“Stock Option Plans” means the stock option, stock bonus or similar plans of the Corporation as approved by the shareholders of the Corporation, as constituted on the date hereof;

“St. Jude” means St. Jude Resources Ltd., together with its subsidiaries, Fairstar Ghana Ltd. and First Canadian Goldfields Limited.

“Subscription Agreements” means the subscription agreements to be entered into by each of the Purchasers and the Corporation;

“Term Sheet” means the term sheet outlining the terms and conditions of the Offering, dated October 24, 2007;

“Time of Closing” has the meaning ascribed thereto in Section 9(1) hereof;

“Transaction Documents” has the meaning ascribed thereto in Section 6(s) hereof;

“Trust Indenture” has the meaning specified in the recitals hereof;

“Trust Indenture Act” means the United States Trust Indenture Act of 1939, as amended;

“Underlying Shares” has the meaning ascribed to it in Section 4(5)(a) hereof;

“United States” means the United States of America, its territories and possessions, any state of the United States, the District of Columbia, and the areas subject to the jurisdiction of the United States of America;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Purchaser” means a Qualified Institutional Buyer purchasing Debentures in a resale transaction in accordance with Rule 144A;

“U.S. Placement Agents” means (i) BMO Nesbitt Burns Securities Ltd., a registered United States broker-dealer affiliate of the Lead Agent, and (ii) UBS Securities LLC, a registered United States broker-dealer affiliate of UBS Securities Canada Inc., participating in the offer and sale of the Debentures in the United States;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“U.S. Securities Laws” means the applicable blue sky or securities legislation in the United States, together with the U.S. Exchange Act and the U.S. Securities Act and the rules and regulations of the SEC and the applicable state securities regulators thereunder.

(2)	Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

(3)	The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement.

(4)	Except as otherwise indicated, all amounts expressed herein in terms of money refer to lawful currency of the United States and all payments to be made hereunder shall be made in such currency.

Section 2 The Offering

(1)

In Canada, the Offering will be completed by the Agents on a private placement basis in compliance with applicable Canadian Securities Laws and under Regulation S of the U.S. Securities Act in such a manner so as not to require registration of the Debentures or the Underlying Shares or, in Canada, the Maturity Shares or filing or delivery of a registration statement, prospectus or offering memorandum (as such term is defined under Canadian Securities Laws) or other similar document with respect thereto under any such laws.

(2)	All offers and sales in Canada will be made by the Agents and Selling Firms in the Qualifying Provinces to Purchasers who are Accredited Investors or are otherwise eligible to purchase without a prospectus under other available prospectus exemptions, who shall be provided with registration rights in accordance with the Registration Rights Agreement.

(3)	In the United States the Agents, through their respective U.S. Placement Agents, will offer and resell Debentures to Qualified Institutional Buyers pursuant to Rule 144A, and such Purchasers shall be provided with registration rights in accordance with the Registration Rights Agreement.

(4)	Outside of Canada and the United States, sales of Debentures may be made by the Agents and the Selling Firms by way of private placement pursuant to applicable laws and provided that such sales are completed in such a manner as not to require the registration of the Debentures or the Underlying Shares or the filing or delivery of a registration statement, prospectus or offering memorandum or other similar document with respect thereto under any laws.

Section 3 Due Diligence

Prior to the Time of Closing, the Corporation shall allow the Agents to participate fully in the preparation of such documents and shall allow the Agents to conduct all due diligence that the Agents may reasonably require in order to fulfil their obligations as Agents and in order to enable the Agents responsibly to execute any certificate required to be executed by them, provided, however, that the conduct of due diligence is not intended to operate as a condition of the Offering.

Section 4 Conditions of the Offering

The Agents’ obligations under this Agreement are conditional upon and subject to:

(1)	the Agents receiving at the Time of Closing favourable legal opinions dated the Closing Date, addressed to the Agents from (i) Fasken Martineau DuMoulin LLP, Canadian counsel to the Corporation (who may rely on or provide, to the extent appropriate in the circumstances, the opinions of local counsel acceptable to counsel to the Corporation and counsel to the Agents as to the qualification of the Debentures for sale to the public and as to other matters governed by the laws of the Qualifying Provinces other than the provinces in which they are qualified to practice law and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of officers of the Corporation, of public officials and of Exchange officials or of the auditors or transfer agent of the Corporation), to the following effect:

(a)	the Corporation having been amalgamated and is validly existing under the laws of Canada;

(b)	the Corporation has, at the Time of Closing, all requisite corporate capacity and power to carry on its business as now conducted by it, to own and lease its properties and its assets and the Corporation has all requisite capacity and power to execute and deliver the Transaction Documents and to perform all transactions contemplated hereby and thereby;

(c)	a statement as to the authorized capital of the Corporation and the number of issued and outstanding shares in the capital of the Corporation;

(d)	all necessary corporate action having been taken by the Corporation to authorize the execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder and this Agreement and the Transaction Documents having been duly executed and delivered by the Corporation and each Transaction Document governed by the laws of Ontario constituting a legal, valid and binding obligation of, and being enforceable against, the Corporation in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, general equitable principles including the availability of equitable remedies and the qualification that no opinion need be expressed as to rights to indemnity, contribution and waiver of contribution) and the execution and delivery by the Corporation of this Agreement and the Transaction Documents, the fulfilment of the terms hereof and thereof by the Corporation, and the issue, sale and delivery on the Closing Date of the Debentures to the Agents as contemplated herein do not constitute or result in a breach of or a default under, and do not create a state of facts which, after notice or lapse of time or both, will constitute or result in a breach of, and will not conflict with, any of the terms, conditions or provisions of the articles or by-laws of the Corporation;

(e)	the issuance and sale of the Debentures have been authorized by all necessary action on the part of the Corporation;

(f)	the issue of the Debentures and Underlying Shares issuable upon conversion of the Debentures by such holder will be exempt from the registration and prospectus requirements of all applicable securities laws and that such Debentures and Underlying Shares will be subject to a statutory hold period in Canada of 4 months commencing from the Closing Date (subject to such qualifications required by Canadian Securities Laws);

(g)	the Underlying Shares having been conditionally approved for listing on the TSX subject only to compliance with the documentary filing requirements of the TSX;

(h)	the Underlying Shares, when issued by the Corporation, will be validly issued by the Corporation and such Underlying Shares will be fully-paid and non-assessable shares in the capital of the Corporation;

(i)	The Bank of New York, at its principal office in New York, has been duly appointed as the trustee under the Trust Indenture;

(ii) from Davis Graham & Stubbs LLP, the Corporation’s United States counsel, as to those matters set forth below, in each case addressed to the Agents, dated the Closing Date, and in form and substance satisfactory to the Agents and their counsel acting reasonably, including that:

(j)	no authorization, approval or other action by, and no notice to, consent of, order of, or filing with, any United States Federal or Colorado state governmental authority or Colorado regulatory body are required for the consummation of the transactions contemplated by this Agreement, except such as have been obtained under the U.S. Securities Act and such as may be required under the blue sky laws of any jurisdiction;

(k)	to such counsel’s knowledge and other than as set forth in the Company Public Disclosure Documents, there are no legal or governmental proceedings pending in the United States to which the Corporation or any of its subsidiaries is a party or of which any property of the Corporation or any of its subsidiaries is subject that would, individually or in the aggregate, have a material adverse effect on the current consolidated financial position, shareholders’ equity or results of operation of the Corporation and its subsidiaries (taken as a whole); and to such counsel’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened or contemplated by others;

(l)	neither the issue and sale of the Debentures or the issuance of the Underlying Shares in accordance with the terms of the Trust Indenture, nor the consummation of the transactions contemplated by this Agreement and the performance of the terms of this Agreement, (i) will contravene any law, rule or regulation of the United States of America or the State of Colorado or any law, rule or regulation of any other state of the United States known by such counsel to be applicable to the Corporation, or (ii) will contravene any order or decree of any court or government agency or instrumentality or of state or the Federal government of the United States of America known to such counsel;

(m)	the Corporation is not an “investment company” or an entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended;

(n)	neither the issuance, sale and delivery of the Debentures nor the application of the proceeds thereof by the Corporation as described in the Term Sheet will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors;

(o)	the Debentures satisfy the requirements set forth in Rule 144A(d)(3) promulgated under the U.S. Securities Act;

(p)

assuming (i) the accuracy of the representation and warranties of the Corporation, the Agents and the U.S. Placement Agents contained in this Agreement, (ii) the due performance of the covenants and agreements of the Corporation, the Agents and the U.S. Placement Agents set forth in this

Agreement, and (iii) the compliance by the Agents and the U.S. Placement Agents with the offering and transfer procedures and restrictions contained in this Agreement, it is not necessary, in connection with the issuance and sale of the Debentures to the Purchasers and the issuance of the Underlying Shares in accordance with the terms thereof to register the Debentures or the Underlying Shares under the U.S. Securities Act or to qualify the Indenture under the Trust Indenture Act; and

(q)	the Underlying Shares issuable upon conversion of the Debentures have been duly qualified for listing (subject to notice of issuance) on AMEX;

(r)	the Registration Rights Agreement constitutes a legal, valid and binding obligation of, and is enforceable against, the Corporation in accordance with its terms (subject to customary qualifications);

(s)	the Note Amendment Agreements constitute legal, valid and binding obligations of, and are enforceable against, the Corporation in accordance with their terms (subject to customary qualifications);

and (iii) from Hughes Hubbard & Reed LLP, special United States counsel to the Corporation, stating that the Debentures, when issued by the Corporation will constitute, and the Trust Indenture constitutes valid and binding obligations of the Corporation, enforceable against it in accordance with their terms (subject to customary qualifications);

and in giving the opinions contemplated above, counsel to the Corporation shall be entitled to deliver opinions of local counsel, and counsel to the Corporation and any such local counsel shall be entitled to rely, as to matters of fact only, upon the representations and warranties of Purchasers contained in the Subscription Agreements, certificates from the Corporation, signed by officers of the Corporation in positions to have knowledge of such facts and their accuracy, certificates of such public officials and other persons as are necessary or desirable and certificates of the Corporation’s registrar and transfer agent as to the number of capital stock of the Corporation issued and outstanding;

(2)

the Agents receiving at the Time of Closing customary “10b-5” legal opinions dated the Closing Date, addressed to the Agents, from each of Dorsey & Whitney LLP, U.S. counsel to the Agents, and Davis Graham Stubbs LLP, U.S. counsel to the Corporation, to the effect that during the course of the Corporation’s preparation for this Offering, it participated in conferences with officers and other representatives of the Corporation, the Corporation’s independent public accountants, the Agents and their counsel, during which the Corporation and its business, operations and financial condition were discussed, and while it has not independently verified and is not passing upon the accuracy, completeness or fairness of the statements made in the Company Public Disclosure Documents, except as explicitly set forth, no facts have come to its attention that lead it to believe that the Company Public Disclosure Documents, at their respective dates of filing with the SEC, contained any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (other than the financial statements and notes thereto and related schedules therein or other financial data derived from accounting records or incorporated therein and other than productive data, statistical, mineral reserve and resource and geological information, as to which such counsel is not expressing an opinion);

(3)	the Agents receiving at the Time of Closing a legal opinion (or opinions) dated the Closing Date, in form and substance satisfactory to the Agents and their counsel acting reasonably, addressed to the Agents and their counsel, from local counsel to the Corporation, as to mining title matters with respect to each of the Material Resource Properties;

(4)	the Agents receiving at the Time of Closing a legal opinion (or opinions) dated the Closing Date, in form and substance satisfactory to the Agents and their counsel, addressed to the Agents and their counsel, from local counsel to the Corporation, stating that each of the Material Subsidiaries has been duly created and is validly existing under the laws of the jurisdiction in which it was organized, and that the Corporation or a Material Subsidiary owns all of the issued and outstanding share capital of such corporations, except as set out in Schedule “B”;

(5)	the Corporation and the Lead Agent having entered into a registration rights agreement (the “Registration Rights Agreement”) for the benefit of the holders of the Debentures pursuant to which the Corporation will agree to:

(a)	file within 45 days after the issue date of the Debentures, a resale registration statement in the United States on Form S-3 (or such other forms as may reasonably be determined by United States counsel to the Corporation) (the “Registration Statement”) and a short form prospectus in the Qualifying Provinces (together with the Registration Statement, the “Shelf Registration Statement”) for the resale of the Debentures in the United States and the resale in the United States and Canada of the Common Shares issuable upon conversion of the Debentures, including additional Common Shares issuable upon a change of control where consideration is wholly or partially in cash (the “Underlying Shares”);

(b)	cause the Shelf Registration Statement to become effective as promptly as practicable after filing, but in no event later than 90 days after the Closing Date; and

(c)	keep the Shelf Registration Statement effective until (i) with respect to the Registration Statement, the earliest of (a) the date all such Debentures and Underlying Shares have been sold pursuant to the Registration Statement or Rule 144 of the U.S. Securities Act, (b) the expiration of the holding period under Rule 144(k) of the U.S. Securities Act, or any successor provision, or (c) the date when all of the Debentures and the Underlying Shares have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise), and (ii) with respect to the Canadian short form prospectus, until the day that is four months from the Issue Date; and

(d)	use commercial reasonable efforts to obtain a listing for the Underlying Shares on the Exchanges;

(6)	at the Time of Closing, there having been no material adverse change in the business, affairs, operations, assets, liabilities, or financial condition of the Corporation on a consolidated basis since the date hereof;

(7)	at the Time of Closing, Bank of New York Company, N.A., at its principal office in New York, having been duly appointed as the indenture trustee for the Debentures, and the Agents having received an executed Trust Indenture between the Corporation and Bank of New York Company, N.A., providing for the Debentures to conform in all material respects with the description thereof contained in the Term Sheet;

(8)	the Agents receiving a copy of the conditional approval letters from the Exchanges to list the Underlying Shares, and in relation to the AMEX, the Maturity Shares;

(9)	at the Time of Closing, PricewaterhouseCoopers LLP shall have furnished to the Agents, at the request of the Corporation, a letter, dated the Closing Date and addressed to the Agents in form and substance reasonably satisfactory to the Agents, containing statements and information of the type customarily included in accountants’ “comfort letters” to agents with respect to the financial statements and certain financial information contained in the Company Public Disclosure Documents; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date;

(10)	the Corporation delivering a certificate signed on behalf of the Corporation by the Chief Executive Officer of the Corporation or the Chief Financial Officer of the Corporation, addressed to the Agents and dated the Closing Date, in a form satisfactory to the Agents and their counsel acting reasonably, certifying for and on behalf of the Corporation and not in his personal capacity that, to the actual knowledge of the person signing such certificate, after having made due inquiry:

(a)	the Corporation has complied in all material respects with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Time of Closing on the Closing Date;

(b)	no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Debentures or any of the Corporation’s issued securities has been issued and no proceeding for such purpose is pending or, to the knowledge of such officers, threatened;

(c)	the Corporation is a “reporting issuer” or its equivalent under the securities laws of each of the Qualifying Provinces and no material change relating to the Corporation on a consolidated basis has occurred since the date hereof with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis that remains subject to confidentiality;

(d)	the Corporation’s Common Shares are registered under Section 12(b) of the U.S. Exchange Act; and accordingly, the Corporation is subject to and current in the reporting requirements of Section 13 of the U.S. Exchange Act;

(e)	the Corporation meets the general eligibility requirements for use of Form S-3 under the U.S. Securities Act and qualifies as a “well known seasoned issuer” as defined under Rule 405 of the U.S. Securities Act ;

(f)	all of the representations and warranties made by the Corporation in this Agreement are true and correct in all material respects as of the Time of Closing with the same force and effect as if made at and as of the Time of Closing after giving effect to the transactions contemplated hereby;

(11)	the Debentures shall have been approved by the Financial Industry Regulatory Authority, Inc. (formerly, National Association of Securities Dealers, Inc.) for trading in the PORTAL Market and shall be eligible for clearance and settlement through DTC; and

(12)	the Agents receiving at the Time of Closing such further certificates, opinions of counsel and other documentation from the Corporation as are consistent with the transactions contemplated herein and provided that no less than 48 hours notice thereof is given prior to the Time of Closing.

Section 5 Covenants of the Agents

(1)	The Agents covenant to the Corporation as follows:

(a)	the Agents shall offer or arrange the offer of the Debentures for sale on a private placement basis, directly and through other investment dealers and brokers (such other investment dealers and brokers, are referred to herein as the “Selling Firms”), only as permitted by and in compliance with all relevant laws and the requirements of Canadian Securities Laws and U.S. Securities Laws, upon the terms and conditions set forth in this Agreement and will require each Selling Firm and U.S. Placement Agent to so agree and provided that the fees (exclusive of expenses) of the Selling Firms and U.S. Placement Agent will be paid by the Agents;

(b)	the Agents shall not solicit offers to purchase or sell the Debentures so as to require registration thereof or the filing or delivery of a registration statement, prospectus, offering memorandum or similar document with respect thereto under the laws of the Qualifying Provinces or the United States, and will require each Selling Firm and U.S. Placement Agent to agree with the Agents not to so solicit or sell;

(c)

the Agents agree that if they or any U.S. Placement Agents or Selling Firms offer to sell or sell any Debentures in jurisdictions (which may include Europe) other than the Qualifying Provinces and the United States, such offers and sales shall be effected in accordance and compliance with the applicable laws of such jurisdictions and shall be effected in such manner so as not to: (i) require registration of the Debentures, or the filing or delivery of a registration statement, prospectus, offering memorandum or other document with respect thereto; or (ii) subject the Corporation to any continuous disclosure or similar reporting requirements under the laws of any jurisdiction outside the Qualifying Provinces or the United States;

(d)	the Agents shall use commercially reasonable efforts to complete and to cause the U.S. Placement Agents and Selling Firms to complete the distribution of the Debentures as soon as practicable and in any event, no later than the Closing Date;

(e)	the Agents shall notify the Corporation when, in their opinion, the U.S. Placement Agents and the other Selling Firms have ceased distribution of the Debentures and shall promptly provide a breakdown of the number of Debentures distributed in each of the Qualifying Provinces or the United States;

(f)	each offeree of Debentures shall be provided with the Subscription Agreement, including the schedules attached thereto, and upon request, with a copy of this Agreement, and the Trust Indenture. No other written material shall be used in connection with the offer and sale of the Debentures unless agreed to in writing in advance by the Corporation;

(g)	at least two business days prior to the closing of the Offering, the Corporation will be provided with a list of all Purchasers of the Debentures;

(h)	neither the Agents nor any of their affiliates, nor any person acting on their behalf, will make any Directed Selling Efforts in the United States with respect to the Debentures being offered and sold in Canada in reliance on Regulation S and in accordance with this Agreement, either while any Debentures are being offered for sale or during the Distribution Compliance Period;

(i)	the Agents shall use commercially reasonable efforts to assist and co-operate with the Corporation in completing the obligations of the Corporation contained in Section 4(5)(b) and shall sign all certificates required to be signed by the Agents in connection with the Canadian short form prospectus to be filed as provided in the Registration Rights Agreement; and

(j)	neither the Agents, nor any of their affiliates, nor any person acting on their behalf shall offer or sell at any time any Debentures except (a) outside the United States to persons that are not U.S. Persons or purchasing for the account or benefit of U.S. Persons in Offshore Transactions in compliance with Rule 903 of Regulation S or (b) resale transactions in the United States or to U.S. Persons in accordance with Rule 144A as provided in paragraphs (i) through (vi) below:

(i)

all offers and sales of Debentures in the United States shall be made through the U.S. Placement Agents in compliance with all applicable U.S. federal and state broker-dealer requirements. Each U.S. Placement Agent is duly registered as a broker-dealer pursuant to Section 15(b) of the U.S. Exchange Act, is duly registered as a broker-dealer under the laws of each state in which it has offered or sold or will offer or sell the Debentures (except where an exemption from state broker-dealer registration requirements is available), and is a member in good standing with the Financial Industry Regulatory Authority, Inc.;

(ii)	in connection with offers and sales of Debentures in the United States (i) no “General Solicitation” or “General Advertising” (as such terms are used in Rule 502(c) under the U.S. Securities Act) has been or shall be used by it, its representatives or its affiliates, and (ii) such offers and sales have not been and shall not be made in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act;

(iii)	any offer, sale or solicitation of an offer to buy Debentures that has been made or will be made in the United States or to, or for the benefit or account of, any U.S. Person or person in the United States was or will be made only to Qualified Institutional Buyers in resale transactions pursuant to Rule 144A and in accordance with applicable U.S. state securities laws;

(iv)	each Agent, acting through its respective U.S. Placement Agent, may offer and resell the Debentures in the United States or to, or for the benefit or account of, U.S. persons or persons in the United States only if such Agent and/or its respective U.S. Placement Agent have a pre-existing relationship with and have reasonable grounds to believe such persons are Qualified Institutional Buyers;

(v)	prior to any sale of Debentures in the United States, the Agents or the U.S. Placement Agents shall cause each U.S. Purchaser thereof to execute a Subscription Agreement and will inform all purchasers of the Debentures in the United States or purchasing for the benefit or account of any U.S. Person that such Debentures and the Underlying Shares have not been and will not be registered under the U.S. Securities Act and are being sold to them without registration under the U.S. Securities Act in reliance on Rule 144A thereunder; and

(vi)	none of the Agents, U.S. Placement Agents, any of their respective affiliates or any person acting on any of their will take any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Debentures.

(k)	in connection with sales in Canada, the Agents and the U.S. Placement Agents shall send to each dealer or other person receiving a selling concession, fee or other remuneration to which it sells Debentures during the Distribution Compliance Period a confirmation or other notice setting forth the restrictions on offers and sales of such securities in the United States or to or for the account or benefit of U.S. Persons in compliance with Rule 903(b)(3) of Regulation S;

(l)	the Agents and the U.S. Placement Agents agree not to engage in hedging transactions with regard to the Debentures or the Underlying Shares during the Distribution Compliance Period, unless in compliance with the U.S. Securities Act; and

(2)	Notwithstanding the foregoing, no Agent or U.S. Placement Agent shall be liable to the Corporation with respect to any other Agent under this Section 5, however, each Agent shall remain liable to the Corporation with respect to the U.S. Placement Agent affiliated with such Agent.

Section 6 Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to the Agents, intending that the same may be relied upon by the Agents, that:

(a)	each of the Corporation and the Material Subsidiaries has been duly incorporated, continued or amalgamated and organized and is validly existing under the laws of its jurisdiction of incorporation, continuance or amalgamation, has all requisite corporate power and authority to carry on its business as now conducted, and to own, lease and operate its properties and assets, and the Corporation has all requisite power and authority to carry out its obligations under this Agreement;

(b)	the only material operating subsidiaries of the Corporation are listed in Schedule “A”;

(c)	the Corporation or one of its Material Subsidiaries owns the issued and outstanding shares of each of the Material Subsidiaries as set out in Schedule “A”, in each case free and clear of any pledge, lien, security interest, charge, claim or encumbrance other than as described in Schedule “B”;

(d)	the Corporation is a reporting issuer or the equivalent in each of the Qualifying Provinces and the Corporation is not in default in any material respect of any of the requirements of Canadian Securities Laws;

(e)	as of the date hereof, the Corporation has complied with the requirements of the Canadian Securities Laws pursuant to which it is subject and has provided full, true and plain disclosure of all material facts (as defined in the Securities Act (Ontario)) relating to the Corporation on a consolidated basis in the Company Public Disclosure Documents and the Company Public Disclosure Documents do not contain any misrepresentation (as defined in the Securities Act (Ontario)) as of the date hereof, provided that the foregoing shall not apply with respect to statements contained in such documents relating solely to the Agents, the U.S. Placement Agents or Selling Firms or provided by the Agents, the U.S. Placement Agents or Selling Firms and to the extent that any information or statement in a Company Public Disclosure Document has been superseded by any subsequent information or statement in a subsequent Company Public Disclosure Document;

(f)	no order, ruling or determination having the effect of ceasing, suspending or restricting trading in any securities of the Corporation or the sale of the Debentures has been issued and no proceedings, investigations or inquiries for such purpose are pending or, to the Corporation’s knowledge, threatened;

(g)	the Corporation’s Common Shares are posted and listed for trading on the Exchanges and the Corporation is not in default in any material respect of any of the listing requirements of the Exchanges;

(h)	each Company Public Disclosure Document complied when so filed in all material respects with Canadian Securities Laws as interpreted and applied by the Canadian securities regulatory authorities, and each document filed with the SEC since December 31, 2005 pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act complied when so filed in all material respects with U.S. Securities Laws; and none of such documents contained, at the time of its filing, any untrue statement of a material fact or omitted at the time of its filing to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading, except to the extent superseded by any subsequent information or statement in a subsequent Company Public Disclosure Document;

(i)	there has not been a “reportable event” (as that term is defined in Part V of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) with the auditors of the Corporation;

(j)	other than as set forth in the Company Public Disclosure Documents, or in the Corporation’s Stock Option Plans, the Corporation is not a party to and has not entered into any agreement, warrant, option, right or privilege reasonably capable of becoming an agreement, for the purchase, subscription or issuance of any Common Shares or securities convertible into or exchangeable for Common Shares;

(k)	as at November 6, 2007, the authorized share capital of the Corporation consisted of an unlimited number of Common Shares and an unlimited number of First Preferred shares, of which 233,545,281 Common Shares and no First Preferred shares are issued and outstanding;

(l)

the Corporation and each of the Material Subsidiaries have conducted and are conducting their respective businesses in material compliance with all applicable laws, rules, regulations, tariffs, orders and directives, including without limitation, all laws, regulations and statutes relating to mining and to mining claims, concessions or leases, and environmental, health and safety laws, rules, regulations, or policies or other lawful requirements of any governmental or regulatory bodies having jurisdiction over the Corporation and the Material Subsidiaries in each jurisdiction in which the Corporation or the Material Subsidiaries carries on their respective businesses, other than those in respect of which the failure to comply would not individually or in the aggregate be material and adverse to the Corporation and the Material Subsidiaries (taken as a whole). Each of the Corporation and the Material Subsidiaries, hold all certificates, authorities, permits, licenses, registrations and qualifications (collectively, the “Authorities”) in all jurisdictions in which each carries on its business and which are material for and necessary or desirable to carry on their respective businesses as now conducted. To the best of the Corporation’s knowledge, information and belief, all of the Authorities are valid and existing and in good standing and none of the Authorities contain any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation and the Material Subsidiaries (taken as a whole) as now conducted or as currently contemplated to be conducted during the next six months. None of the Corporation, nor any of the Material Subsidiaries, has received any notice of proceedings relating to the revocation or modification of any of the Authorities which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the business, operations, financial condition, or income of the Corporation and the Material Subsidiaries (taken as a whole) or any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the mining claims, concessions or leases comprising:

(i)	the Bogoso/Prestea property;

(ii)	the Prestea Underground property;

(iii)	the Wassa property; and

(iv)	the Hwini-Butre and Benso property.

The above-noted properties are referred to, collectively, as the “Material Resource Properties” and each such property is as described in the Company Public Disclosure Documents.

(m)	the Corporation, and each of its Material Subsidiaries have good and marketable title to all assets owned by them free and clear of all liens, charges and encumbrances, other than as described is Schedule “B” and in the Company Public Disclosure Documents and other than such liens, charges and encumbrances that are not individually or in the aggregate material to the Corporation and the Material Subsidiaries taken as a whole;

(n)

except as set forth in the Company Public Disclosure Documents or as are not individually or in the aggregate material to the Corporation and Material Subsidiaries (taken as a whole), or other than as would not have a material effect on the value of such interests, all interests in the Material Resource Properties are owned, leased or held by the Corporation, or its Material Subsidiaries as owner or lessee thereof, are so owned with good and marketable title or are so leased with good and valid title, are in good standing, are valid and enforceable, are free and clear of any liens, charges or encumbrances and no royalty is payable in respect of any of them; no other material property rights are necessary for the conduct or currently intended conduct of the Corporation’s, or the Material

Subsidiaries’ business and there are no restrictions on the ability of the Corporation or the Material Subsidiaries to use, transfer or otherwise exploit or explore (as the case may be) any such property rights, except as set forth in the Company Public Disclosure Documents;

(o)	(A) the Corporation and its Material Subsidiaries are in material compliance with all material terms and provisions of all contracts, agreements, indentures, leases, instruments and licences material to the conduct of their businesses taken as a whole and (B) all such contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms and are in full force and effect;

(p)

except in each case as publicly disclosed or as would not otherwise have a material adverse effect on the Corporation and the Material Subsidiaries (taken as a whole): (i) to the best of the Corporation’s knowledge, information and belief, none of the real property (and the buildings constructed thereon) in which the Corporation or any of the Material Subsidiaries has a direct or indirect interest, whether leasehold, fee simple or otherwise (the “Real Property”), or upon or within which it has operations, is currently subject to any judicial or administrative proceeding alleging the violation of any federal, provincial, state or municipal environmental, health or safety statute or regulation, domestic or foreign, or is subject to any investigation concerning whether any remedial action is needed to respond to a release of any Hazardous Material (as defined below) into the environment; (ii) except in compliance with applicable environmental laws, neither the Corporation nor any Material Subsidiary or any occupier of the Real Property, has filed any notice under any federal, provincial, state or municipal law, domestic or foreign, indicating past or present treatment, storage or disposal of a Hazardous Material; (iii) except in compliance with applicable environmental laws, none of the Real Property has at any time been used by the Corporation, or a Material Subsidiary or, to the best of the Corporation’s knowledge, information and belief by any other occupier, as a waste storage or waste disposal site; (iv) the Corporation, on a consolidated basis, has no contingent liability of which it has knowledge in connection with any release of any Hazardous Material on or into the environment from any of the Real Property or operations thereon; (v) none of the Corporation, or any Material Subsidiary or, to the best of the Corporation’s knowledge, any occupier of the Real Property, generates, transports, treats, processes, stores or disposes of any waste on any of the Real Property in contravention of applicable federal, provincial, state or municipal laws or regulations enacted for the protection of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or human health or wildlife; (vi) to the best of the knowledge of the Corporation, no underground storage tanks or surface impoundments containing a petroleum product or Hazardous Material are located on any of the Real Property in contravention of applicable federal, provincial, state or municipal laws or regulations, domestic or foreign, enacted for the protection of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), human health or wildlife. For the purposes of this Section 6(p), “Hazardous Material” means any contaminant, chemical, pollutant, subject waste, hazardous waste, deleterious substance, industrial waste, toxic matter or any other substance that when released into the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) is likely to cause, at some immediate or future time, harm or degradation to the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or risk to human health and, without restricting the generality of the foregoing, includes any contaminant, chemical, pollutant, subject waste, deleterious substance, industrial waste, toxic matter or hazardous waste as defined by applicable federal, provincial, state or municipal laws or regulations enacted for the protection of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or human health or wildlife;

(q)	except as disclosed in the Company Public Disclosure Documents, the Corporation and each of its Material Subsidiaries maintain appropriate insurance against loss of, or damage to, their assets for all insurable risks on a repair, reinstatement or replacement cost basis, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default;

(r)	the audited consolidated financial statements of the Corporation for its fiscal year ended December 31, 2006 and the unaudited consolidated interim financial statements of the Corporation for the quarter ended September 30, 2007 collectively, as amended (collectively the “Corporation’s Financial Statements”), copies of which are included in the Company Public Disclosure Documents, together with management’s discussion and analysis of financial condition and results of operations on such annual and interim financial statements and any reconciliation of such financial statements prepared in accordance with generally accepted accounting principles in the United States, are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of the Corporation on a consolidated basis for the periods then ended and the Corporation’s Financial Statements have been prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis, and comply as to form in all material respects with the applicable accounting requirements of the U.S. Securities Act and the U.S. Exchange Act, as applicable, and the related published rules and regulations thereunder;

(s)	the execution and delivery of and the performance by the Corporation of this Agreement, the Subscription Agreements, the Registration Rights Agreement, the Note Amendment Agreements and the Trust Indenture (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, including the issuance and sale of the Debentures, have been authorized by all necessary corporate action on the part of the Corporation;

(t)	the Transaction Documents have been duly executed and delivered by the Corporation and each such agreement is a legal, valid and binding obligation of, and is enforceable against, the Corporation in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be limited by applicable law);

(u)	except as disclosed in publicly disclosed documents of the Corporation, since March 14, 2007: (A) there has been no material change in the business, affairs, operations, assets, liabilities, or financial condition of the Corporation and the Material Subsidiaries on a consolidated basis; (B) no material change reports or other documents have been filed on a confidential basis with the Qualifying Authorities; (C) there has been no transaction entered into by the Corporation and not disclosed in the publicly disclosed documents of the Corporation which is material to the Corporation; (D) the Corporation and its Material Subsidiaries on a consolidated basis, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business, nor entered into any material transaction or agreement not in the ordinary course of business; and (E) there has been no dividend or distribution of any kind declared, paid or made by the Corporation or, except for dividends paid to the Corporation or its Material Subsidiaries, any of its Material Subsidiaries, on any class of capital stock or repurchase or redemption by the Corporation or any of its Material Subsidiaries of any class of capital stock;

(v)	the directors and officers of the Corporation and their compensation arrangements with the Corporation, whether as directors, officers or employees of the Corporation, are as disclosed in the publicly disclosed documents of the Corporation, if and to the extent and for the periods required to be so disclosed;

(w)	since December 31, 2006, all of the material contracts and agreements of the Corporation and its Material Subsidiaries not made in the ordinary course of business (collectively the “Material Contracts”) which are required to be filed under applicable securities laws have been so filed;

(x)

all tax returns, reports, elections, remittances and payments of the Corporation and its Material Subsidiaries required by law to have been filed (or which are in the process of being prepared for filing, which delayed filing will not have a material adverse effect on the Corporation and its Material Subsidiaries taken as a whole) or made in any applicable jurisdiction, have been filed or made (as the case may be), other than for taxes being contested in good faith, or with respect to which the failure to file or make would not have a material adverse effect, either individually or in the aggregate, on the Corporation and the Material Subsidiaries taken as a whole and, to the best of the knowledge of the Corporation, are substantially true, complete and correct and all taxes of the Corporation and of its Material Subsidiaries, in respect of which payment or accrual is required under applicable law, other than taxes being contested in good faith, have been so paid or accrued in the Corporation’s Financial Statements;

(y)	(i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Corporation or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code, whether or not waived, has occurred or is reasonably expected to occur; (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; and (vi) neither the Corporation nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA);

(z)	except as set out in the Company Public Disclosure Documents, there is no material action, suit, proceeding, investigation or judgment pending, or to the best of the Corporation’s knowledge threatened or outstanding against or affecting the Corporation or any Material Subsidiary (or their respective officers and directors in such capacity) at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign, which in any way materially adversely affects or may reasonably be expected to materially adversely affect the business, operations or condition (financial or otherwise) or the property or assets of the Corporation and any Material Subsidiary taken as a whole, or which questions or may question the validity of the creation, issuance or sale of the Debentures or any action taken or to be taken by the Corporation or any Material Subsidiary pursuant to or in connection with this Agreement or any other material contract to which the Corporation or any Material Subsidiary is a party;

(aa)

assuming the accuracy of the representations of the Agents, the U.S. Placement Agents and the Purchasers , except as have been made or will be obtained prior to the Time of Closing, under the laws of the Qualifying Provinces and the United States, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental agency or body or regulatory authority is required for the creation, issue, sale and delivery (as the case may be) of the Debentures or the consummation by the Corporation of the transactions contemplated in the Transaction Documents;

(bb)	all necessary corporate action has been taken or will have been taken prior to the Time of Closing by the Corporation so as to validly issue and sell the Debentures to the Agents;

(cc)	the Debentures conform in all material respects with the description thereof contained in the Term Sheet;

(dd)	upon issuance and delivery of the Debentures in accordance with this Agreement and the Trust Indenture, the Debentures will be convertible at the option of the holder thereof into Common Shares in accordance the terms of the Debentures and the Trust Indenture; the Common Shares reserved for issuance upon conversion of the Debentures have been duly authorized and reserved and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable, and the issuance of the Common Shares will not be subject to any preemptive or similar rights;

(ee)	on the Closing Date, the Trust Indenture will conform with the requirements of the Trust Indenture Act;

(ff)	except with respect to offers and sales to Qualified Institutional Buyers in reliance upon an exemption from the registration requirement under the U.S. Securities Act in the manner described in this Agreement, neither the Corporation nor any of its affiliates, and assuming the representations, warranties and covenants of the Agents are true and accurate, nor any person acting on its or their behalf, has made or will make, in connection with offers and sales of the Debentures pursuant to this Agreement: (A) any offer to sell, or any solicitation of an offer to buy, any Debentures to a person in the United States; or (B) any sale of Debentures unless, at the time the buy order was or will have been originated, either (i) the purchaser is outside the United States or (ii) the Corporation, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States;

(gg)	none of the Corporation or any of its affiliates or, assuming the representations, warranties and covenants of the Agents and the U.S. Placement Agents are true and accurate, any person acting on its or their behalf, (i) has made, or will make during the Distribution Compliance Period, any Directed Selling Efforts in the United States with respect to the sale of the Debentures in Canada pursuant to Regulation S, or (ii) has taken or will take any action that would cause the exemption afforded by Rule 144A (with respect to sales in the United States) or Regulation S (with respect to sales in Canada) or otherwise, as applicable, to be unavailable for offers and sales of the Debentures;

(hh)	none of the Corporation, any of its affiliates or, assuming the representations, warranties and covenants of the Agents are true and accurate, any person acting on its or their behalf has engaged or will engage in any form of General Solicitation or General Advertising or any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act, with respect to offers or sales of the Debentures in the United States;

(ii)	the Corporation has not offered or sold, and will not offer or sell, any of its securities in a manner that would be integrated with offers and sales of Corporation in the United States pursuant to this Agreement;

(jj)	as of the date of this Agreement, the Debentures are not, and as of the Closing Date will not be, (i) listed on a national securities exchange in the United States registered under Section 6 of the U.S. Exchange Act, (ii) quoted in an “automated inter-dealer quotation system”, as such term is used in the U.S. Exchange Act, or (iii) convertible or exchangeable into Common Shares at an effective conversion premium (calculated as specified in paragraph (a)(6) of Rule 144A) of less than ten percent for securities so listed or quoted;

(kk)	none of the Corporation, any of its affiliates or, assuming the representations, warranties and covenants of the Agents are true and accurate, any person acting on any of their behalf has taken or will take any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Debentures;

(ll)	none of the Corporation or any of its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D;

(mm)	neither the issuance, sale and delivery of the Debentures nor the application of the proceeds thereof by the Corporation as described in the Term Sheet will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors;

(nn)	no forward-looking statement (within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the U.S. Exchange Act) contained in any of the publicly disclosed documents of the Corporation has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith;

(oo)	there are no material business relationships or related party transactions within the meaning of Ontario Securities Commission Rule 61-501 involving the Corporation or any of its Material Subsidiaries or any other person except as described in the Company Public Disclosure Documents;

(pp)

none of the Corporation, any of its Material Subsidiaries or, to the knowledge of the Corporation, any employee or agent of the Corporation or any Material Subsidiary, acting or purporting to act on behalf of the Corporation, has (i) made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or (ii) made any payment to any foreign, United States or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States;

(qq)	the Corporation and each of its Material Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in Canada and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(rr)	neither the Corporation, nor to the knowledge of the Corporation after due inquiry, any of the Corporation’s officers, directors or affiliates has taken, and at the Closing Date will have taken, directly or indirectly, any action which has constituted, or might reasonably be expected to constitute, the stabilization or manipulation of the price of sale or resale of the Debentures;

(ss)	since December 31, 2005, the Corporation has properly filed on a timely basis (i) with the SEC all reports and other documents required to have been filed by it with the SEC pursuant to the U.S. Securities Act and the rules and regulations, (ii) with the AMEX all material reports and documents required to have been filed by it pursuant to the rules and regulations of the AMEX, and (iii) all material reports or other documents required to have been filed by it with the securities commission or similar regulatory body of each province in Canada, the TSX or any other applicable Canadian governmental authorities. True and complete copies of all such reports and other documents have been delivered or made available to the Agents;

(tt)	neither the Corporation nor any Material Subsidiary (i) was a personal holding company within the meaning of Section 542 of the Internal Revenue Code of 1986, as amended (the “Code”) (a “PHC”) or a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) for its taxable year ended December 31, 2006, or (ii) based on information known at the date hereof, expects that it will constitute a PHC or a CFC for its taxable year ending December 31, 2007;

(uu)	based on information known as of the date hereof and expectations regarding its future results and operations as of the date of this Agreement, the Corporation expects that it will not be a passive foreign investment company (a “PFIC”) within the meaning of section 1296 of the Code for its taxable year ended December 31, 2007; and

(vv)	The Bank of New York, at its principal office in New York, has been duly appointed as the indenture trustee under the Trust Indenture; and

(ww)	the Corporation does not have any debt securities or preferred stock issued or guaranteed by the Corporation or any of its subsidiaries that is rated by any “nationally recognized statistical rating organization”, as such term is defined by the SEC for purposes of Rule 436(g) (2) under the U.S. Securities Act.

To the extent that the representations and warranties in this Section 6 relate to the Material Subsidiaries, such representations and warranties of the Corporation as they relate to St. Jude shall be deemed to be limited to and speak only to the time from the Corporation’s acquisition of St. Jude on December 21, 2005 to the date hereof.

Section 7 Representations and Warranties of the Agents and U.S. Placement Agents

(1)	Each Agent hereby severally, and not jointly, represents and warrants that it and, in connection with offers and sales in the United States, each U.S. Placement Agent represents and warrants that:

(a)	is duly registered or qualified, as applicable, to offer and sell the Debentures in all applicable jurisdictions (or is exempt therefrom) and is in good standing with all applicable securities regulatory authorities of the applicable jurisdictions;

(b)	has good and sufficient right and authority to enter into this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein;

(c)	has not offered or sold Debentures so as to require registration thereof or filing or delivery of a registration statement, prospectus or offering memorandum (as such term is defined under Canadian Securities Laws) or other similar document with respect thereto under the laws of any jurisdiction;

(d)	has obtained from each Purchaser an executed Subscription Agreement in the appropriate form agreed to by the Corporation and Lead Agent together with all requisite forms and certificates and other documents as may be required by applicable securities laws;

(e)	has not made available or caused to be made available to prospective purchasers of the Debentures any documents which would constitute an offering memorandum as defined under Canadian Securities Laws and has not advertised or caused to be advertised the proposed sale of the Debentures in any printed public media, radio, television or telecommunications, including electronic display;

(f)	has not solicited subscriptions for the Debentures except in accordance with the terms and conditions of this Agreement;

(g)	this Agreement has been duly executed and delivered by the Agents and is a legal, valid and binding obligation of, and is enforceable against the Agents in accordance with its terms (subject to bankruptcy, insolvency and other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity may be limited by applicable law);

(h)	it acknowledges that the Debentures, the Underlying Shares have not been registered under the U.S. Securities Act and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and state securities laws;

(i)	it has not offered and sold, and will not offer and sell, any Debentures except (a) outside the United States to persons that are not U.S. Persons or purchasing for the account or benefit of a U.S. Person in an Offshore Transaction in accordance with Rule 903 of Regulation S or (b) resale transactions in the United States or to U.S. Persons in accordance with Rule 144A, except in each case as provided in Section 5.

(j)	it has not entered and will not enter into any contractual arrangement with respect to the distribution of the Debentures, except with its affiliates or any other Agent or with the prior written consent of the Corporation. It shall require each U.S. Placement Agent and each Selling Firm to agree in writing, for the benefit of the Corporation, to comply with, and shall use its best efforts to ensure that such U.S. Placement Agent and Selling Firm complies with, the provisions of this Agreement applicable to such Agent as if such provisions applied to the U.S. Placement Agents and Selling Firms.

(2)	Each Agent represents and warrants to the Corporation in connection with offers and sales in the United States that it is a Qualified Institutional Buyer.

Section 8 Covenants of the Corporation

(1)	The Corporation covenants with the Agents that it shall:

(a)	use its commercially reasonable efforts to fulfil all legal requirements to permit the creation, issuance, offering and sale of the Debentures, including, without limitation, compliance with the applicable securities laws of the applicable jurisdictions to enable the Debentures to be offered for sale and sold, without the necessity of filing a registration statement, prospectus or an offering memorandum, under the applicable securities laws of applicable jurisdictions in which the Debentures may be sold, to Purchasers through investment dealers or brokers duly registered under the applicable securities laws of the applicable jurisdictions who have complied with the relevant provisions of such laws;

(b)	use its commercially reasonable efforts to obtain the necessary regulatory consents from the Exchanges, if any, to effect the Offering on such terms as are mutually acceptable to the Agents and the Corporation, acting reasonably;

(c)

after the date hereof and prior to the completion of the distribution of the Debentures, the Corporation will promptly advise the Agents in writing of the full particulars of any material change (as defined in the Securities Act (Ontario)), in the business, affairs, operations, assets, liabilities or financial condition of the Corporation, on a consolidated basis, or of any change in any material fact (as defined in the Securities Act (Ontario)) contained or referred to in the Company Public Disclosure Documents which is, or may be, of such a nature as to render any statement contained in the Company Public Disclosure Documents untrue, false or misleading, result in a misrepresentation (as defined in the Securities Act (Ontario)), or result in any of such documents not complying with the laws of any Qualifying Province or the United States. The Corporation will promptly prepare and file with the securities authorities in the Qualifying Provinces and the United States any amendment or supplement to the Company Public Disclosure Documents, which in the opinion of the Agents and the Corporation, each acting reasonably, may be necessary or advisable to correct such untrue or misleading statement or omission. The Corporation shall in good faith discuss with the Agents any change in circumstances (actual, anticipated, contemplated or threatened) which is of such a nature that there may be a reasonable doubt as to whether written notice need be given to the Agents under the provisions of this Section 8(1)(c);

(d)	use its commercially reasonable efforts to arrange that the Underlying Shares are approved for listing and posting for trading on the Exchanges on the issuance thereof, subject only to the documentary filing requirements of each such Exchange;

(e)	to use commercially reasonable efforts to obtain a listing for the Maturity Shares on the Exchanges prior to the issuance of the Maturity Shares;

(f)	use commercially reasonable efforts to file within 45 days after the issue date of the Debentures the Shelf Registration Statement;

(g)	on or prior to any registration of the Debentures pursuant to the Registration Rights Agreement, or at such earlier time as may be so required, to qualify the Indenture under the Trust Indenture Act and to enter into any necessary supplemental indentures in connection therewith;

(h)	during the period from the Closing Date until two years after the Closing Date, not itself, and will not permit any of its affiliates (as defined in Rule 144 under the U.S. Securities Act) to, resell any of the Debentures that have been acquired by any of them, except for Debentures purchased by the Corporation or any of its affiliates and resold in a transaction registered under the U.S. Securities Act;

(i)	neither itself, nor allow any of its affiliates (as defined in Rule 501(b) of Regulation D), directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the U.S. Securities Act), that is or will be integrated with the sale of the Debentures in a manner that would require registration of the Debentures under the U.S. Securities Act;

(j)	neither itself or any of its affiliates or any other person acting on its or their behalf (other than the Purchaser, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Debentures by means of any form of general solicitation or general advertising within the meaning of Rule 502(e) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act or (ii) engage in any Directed Selling Efforts while any of the Debentures are being offered for sale in Canada pursuant to Regulation S or during the related Distribution Compliance Period, and all such persons will comply with the offering restrictions requirement of Regulation S with respect to such offering;

(k)	the Corporation agrees to refuse or cause to be refused any transfer of the Debentures not made in accordance with Regulation S, pursuant to an effective Registration Statement under the U.S. Securities Act or pursuant to an exemption from the registration requirements of the U.S. Securities Act;

(l)	not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Debentures and will not take any action prohibited by Regulation M under the U.S. Exchange Act in connection with the distribution of the Debentures contemplated hereby;

(m)	so long as any Debentures which have been resold in the United States in reliance upon Rule 144A are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act, and if the Corporation is neither exempt from reporting pursuant to Rule 12g3-2(b) of the U.S. Exchange Act nor subject to and in compliance with Section 13 or 15(d) of the U.S. Exchange Act, the Corporation will furnish to any holder of the Debentures which have been sold in the United States in reliance upon Rule 144A and any prospective purchaser of the Debentures designated by such holder, upon request of such holder, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act (so long as such requirement is necessary in order to permit holders of the Debentures to effect resales under Rule 144A);

(n)

the Corporation shall provide any information reasonably available to the Corporation and its affiliates which is requested by Debenture holders in order for the Debenture holders to determine whether the Corporation or any of its affiliates is a “controlled foreign corporation” (a “CFC”) within the meaning of Section 957 of Internal Revenue Code of 1986, as amended (the “Code”), or a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”). The Corporation will provide prompt written notice to Debenture holders, if in the reasonable judgement of the Corporation, at any time the Corporation determines that it or any of its affiliates is a CFC or a PFIC. The Corporation will, within 90 days of receiving a written request from any Debenture holder, for the most recent taxable year ending before the date of such request, advise such holder as to whether the Corporation or any of its affiliates is a CFC or a PFIC;

(o)	the Corporation shall provide any information reasonably available to the Corporation and its affiliates which is requested by any Debenture holder in order for such Debenture holder to make required filings with applicable taxing authorities including, without limitation, U.S. Internal Revenue Service filings on Form 5471 relating to the Corporation’s status as a CFC;

(p)	if the Corporation determines that the Corporation or any of its affiliates is a PFIC, then within 90 days after receiving a written request from a Debenture holder, the Corporation shall comply, based on information reasonably available to it, with the information and other reporting requirements set forth in Subtitle A, Chapter 1 subchapter P, Part VI of the Code and the U.S. Treasury Regulations promulgated thereunder (including, but not limited to, the information and reporting requirements set forth in Section 1295 of the Code and the U.S. Treasury Regulations promulgated thereunder) by making such information available on the Corporation’s website;

(q)	the Corporation will assist the Lead Agent in arranging for the Debentures to be designated PORTAL Market securities in accordance with the rules and regulations adopted by the Financial Industry Regulatory Authority, Inc. relating to trading in the PORTAL Market and for the Debentures to be eligible for clearance and settlement through DTC;

(r)	not issue or announce the issuance of any securities of the Corporation or any securities convertible into or exchangeable for or exercisable to acquire Common Shares of the Corporation without the prior consent of the Lead Agent on behalf of the Agents, which consent will not be unreasonably withheld or delayed, during a period commencing on the date of execution of this Agreement and ending 90 days after the Closing Date (the “Restricted Period”), other than:

(i)	issuance of shares upon exercise of currently outstanding rights, or agreements, including options, warrants, debt and other convertible securities and any rights which have been granted or issued, subject to any necessary regulatory approval;

(ii)	the issuance of shares upon the exercise of currently outstanding options granted to officers, directors, employees or consultants of the Corporation or any subsidiary thereof pursuant to the Corporation’s Stock Option Plans;

(iii)	the issuance of options pursuant to and in accordance with the Stock Option Plans; or

(iv)	in connection with the listing of Common Shares of the Corporation on the Ghana Stock Exchange; and

(s)	within the time periods required under the applicable securities laws of the applicable jurisdictions, file such documents as may be required under the applicable securities laws of the applicable jurisdictions relating to the private placement of the Offered Shares which, without limiting the generality of the foregoing, shall include, if applicable, a Form 45-106F1 as prescribed by National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators (together with the applicable fee).

Section 9 Closing

(1)	The Offering will be completed at the offices of Fasken Martineau DuMoulin LLP in Toronto at 9:00 a.m. (Toronto time) on November 8, 2007 (the “Time of Closing” and the “Closing Date”, respectively) or at such other time and/or on such other date as the Agents and the Corporation may agree upon, but in any event no later than November 15, 2007.

(2)	At the Time of Closing, subject to the terms and conditions contained in this Agreement, the Corporation shall deliver to the Agents a certificate or certificates representing the Debentures against payment of the purchase price, net of the Agency Fee, by wire transfer, dated the Closing Date, payable to or to the order of the Corporation. Upon the receipt of the wire transfer, the Corporation shall deliver to the Agents written confirmation of the receipt thereof.

Section 10 Termination Rights

(1)	Except as otherwise provided herein, all terms and conditions set out herein shall be construed as conditions and any material breach or failure by the Corporation to comply with any such conditions in favour of the Agents shall entitle the Agents to terminate this Agreement by written notice to that effect given to the Corporation prior to the Time of Closing on the Closing Date. The Corporation shall use its reasonable best efforts to cause all conditions in this Agreement to be satisfied. It is understood that the Agents may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to their rights in respect of any subsequent breach or non-compliance, provided that to be binding on the Agents, any such waiver or extension must be in writing.

(2)	In addition to any other remedies that may be available to the Agents, the Agents shall each be entitled, at their option, to terminate and cancel, without any liability on the Agents’ part, their obligations under this Agreement by giving written notice to the Corporation at any time at or prior to the Time of Closing on the Closing Date:

(a)	if, after the date hereof and prior to the Time of Closing, the state of financial markets in Canada or the United States is such that, in the reasonable opinion of the Agents (or any of them), the Debentures cannot be marketed profitably;

(b)

if there should occur any suspension or limitation of trading in securities of the Corporation generally on the TSX or AMEX, or if a general moratorium on commercial banking activities in Toronto or New York should be declared by the relevant authorities, or if, in relation to the Corporation, any inquiry, investigation or other proceeding (whether formal or informal) is commenced, threatened or announced or any order or ruling is issued by any officer of such Exchange or market, or by the SEC, or any other regulatory authority in Canada or the United States, or if any law or regulation under or pursuant to any statute of Canada or of any province thereof (other than Quebec) or of the United States is promulgated or changed which, in the reasonable opinion of the Agents (or any of them) operates to prevent or materially restrict trading of the Common Shares of the Corporation or the distribution of the Debentures;

(c)	if any inquiry, investigation or other proceeding is commenced or any other order is issued against the Corporation under or pursuant to any statute of Canada or any province thereof (other than Quebec) or the United States (other than an inquiry, investigation or other proceeding based solely upon the activities or alleged activities of any Agent, U.S. Placement Agent or Selling Firm) or there is any change of law or the interpretation or administration thereof by a securities regulator or other public authority, which in the reasonable opinion of the Agents, operates to prevent or materially restrict the trading of the Common Shares of the Corporation or the distribution of the Debentures;

(d)	if there shall occur any actual material adverse change in the business, affairs, operations, assets, liabilities, mineral projects or financial condition of the Corporation and its subsidiaries considered as one enterprise, and which in the Agents’ opinion would reasonably be expected to have a material adverse effect on the business, affairs, or financial condition of the Corporation, or on the market price or the value of the securities of the Corporation;

(e)	if the Agents reasonably determine that any material adverse fact or information with respect to the Corporation or the securities of the Corporation that existed on or prior to October 23, 2007 had not been publicly disclosed in accordance with applicable securities laws; or

(f)	if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, including without limiting the generality of the foregoing, any military conflict, civil insurrection, or any terrorist action (whether or not in connection with such conflict or insurrection) which, in the Agents’ reasonable opinion, materially adversely affects or involves, or will materially adversely affect or involve, the Canadian or United States financial markets.

(3)	The Agents shall make reasonable best efforts to give notice to the Corporation (in writing or by other means) of the occurrence of any of the events referred to in Section 10(2) provided that neither the giving nor the failure to give such notice shall in any way affect the entitlement of the Agents to exercise this right at any time prior to or at the Time of Closing.

(4)	The rights of termination contained in this Section as may be exercised by the Agents are in addition to any other rights or remedies the Agents may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement.

(5)	If the obligations of the Agents are terminated under this Agreement pursuant to these termination rights, the Corporation’s liabilities to the Agents shall be limited to the Corporation’s obligations under Section 11 and Section 12.

(6)	If the Agents do not notify the Corporation that the order book for the Offering has been closed within 15 days of the date hereof, the Corporation may terminate this Agreement upon giving written notice to the Lead Agent on behalf of the Agents. The rights of termination contained in this Section as may be exercised by the Corporation are in addition to any other rights or remedies the Corporation may have in respect of any default, act or failure to act or non-compliance by the Agents in respect of any of the matters contemplated by this Agreement. If the obligations of the Corporation are terminated under this Agreement pursuant to these termination rights, the Corporation’s liabilities to the Agents shall be limited to the Corporation’s obligations under Section 12.

Section 11 Indemnity.

The Corporation agrees to provide the Agents with the indemnity set out in Schedule “C” attached hereto and which forms a part of this Agreement.

Section 12 Expenses

Whether or not the Offering provided for herein is completed, the Corporation shall pay all costs, fees and expenses of or incidental to the performance of its obligations under this Agreement including, without limitation, the costs of the Corporation’s professional advisors (including, without limitation, the Corporation’s auditors, counsel and local counsel, including U.S. counsel) and the cost of printing certificates. The documented fees and disbursements of any counsel (whether Canadian or U.S.) to the Agents and the U.S. Placement Agents and out-of-pocket expenses of the Agents shall be borne by the Corporation.

Section 13 Action by Agents

All steps which must or may be taken by the Agents in connection with this Agreement, with the exception of the matters relating to termination contemplated by Section 10 hereof, may be taken by the Lead Agent on behalf of itself and the other Agents and the acceptance of this offer by the Corporation shall constitute the Corporation’s authority for accepting notification of any such steps from, and for delivering the definitive certificates constituting the Debentures to or to the order of the Lead Agent.

Section 14 Governing Law; Time of Essence

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and time shall be of the essence hereof.

Section 15 Survival of Warranties, Representations, Covenants and Agreements

All warranties, representations, covenants and agreements of the Corporation and the Agents herein contained or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive and shall continue in full force and effect, regardless of the closing of Offering and regardless of any investigation which may be carried on by the Agents, or on their behalf, for a period of two years following the Closing Date. Without limitation of the foregoing, the provisions contained in this Agreement in any way related to the indemnification or the contribution obligations herein shall survive and continue in full force and effect for the maximum period permitted under the Limitations Act 2002 (Ontario).

Section 16 Press Releases

The Corporation shall provide the Agents and their counsel with a copy of all press releases to be issued by the Corporation concerning the Offering contemplated hereby prior to the issuance thereof, and shall give the Agents and their counsel a reasonable opportunity to provide comments on any press release.

Section 17 Notices

All notices or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile delivered or facsimile to such other party as follows:

(a)	to the Corporation at:

Golden Star Resources Ltd.

10901 W. Toller Drive

Suite 300

Littleton, Colorado

USA, 80127-6312

Attention:            Peter Bradford and Tom Mair

Facsimile No.:    (303) 830-9094

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

Toronto Dominion Bank Tower

Toronto-Dominion Centre, Box 20, Suite 4200

66 Wellington Street, West

Toronto, Ontario

M5K 1N6

Attention:            John M. Sabetti

Facsimile No.:    (416) 364-7813

and with a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Attention:            Michelle Shepston

Facsimile No.:    (303) 893-1379

(b)	to the Agents at:

BMO Nesbitt Burns Inc.

1 First Canadian Place

4th Floor, P.O. Box 150

Toronto, Ontario

M5X 1H3

Attention:            Peter Collibee

Facsimile No.:    (416) 359-4459

and

UBS Securities Canada Inc.

161 Bay Street,

Suite 4100

Toronto, Ontario

M5J 2S1

Attention:            Ted Larkin, Managing Director

Facsimile No.:    (416) 364-9296

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario

M5L 1B9

Attention:            Maurice Swan

Facsimile No.:    (416) 947-0866

and with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

Republic Plaza Building, Suite 4700

370 Seventeenth Street

Denver, CO 80202-5647

Attention:            Kenneth Sam

Facsimile No.:    (303) 629-3450

or at such other address or facsimile number as may be given by either of them to the other in writing from time to time and such notices or other communications shall be deemed to have been received when delivered or, if facsimile, on the next business day after such notice or other communication has been sent by facsimile (with receipt confirmed).

Section 18 Counterpart Signature

This Agreement may be executed in one or more counterparts (including counterparts by facsimile) which, together, shall constitute an original copy hereof as of the date first noted above.

Section 19 Entire Agreement

This Agreement constitutes the entire agreement between the Agents and the Corporation relating to the subject matter hereof and supersedes all prior agreements between the Agents and the Corporation.

- Signature page follows -

Section 20 Acceptance

If this offer accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Corporation, please communicate your acceptance by executing where indicated below and returning by facsimile one copy and returning by courier one originally executed copy to BMO Nesbitt Burns Inc. (Attention: Peter Collibee).

Yours very truly, BMO NESBITT BURNS INC.

By:	/s/ Peter Collibbee
Authorized Signing Officer

UBS SECURITIES CANADA INC.

By:	/s/ Ted Larkin
Authorized Signing Officer

By:	/s/ David Shaver
Authorized Signing Officer

The foregoing accurately reflects the terms of the transaction that we are to enter into and such terms are agreed to.

ACCEPTED at Littleton, Colorado as of this 8th day of November, 2007.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Thomas Mair
Authorized Signing Officer

SCHEDULE “A”

MATERIAL SUBSIDIARIES

Name	Type of Ownership	Percentage
Caystar Holdings (Cayman Islands)	Shares	100%
Bogoso Holdings (Cayman Islands)	Shares	100%
Golden Star (Bogoso/Prestea) Limited (Ghana)	Shares	90%
Wasford Holdings (Cayman Islands)	Shares	100%
Golden Star Exploration (Ghana) Limited	Shares	100%
Golden Star (Wassa) Limited (Ghana)	Shares	90%
Fairstar Ghana Ltd. (Ghana)[1]	Shares	100%
St. Jude Resources Ltd. (Canada)	Shares	100%
First Canadian Goldfields Limited (Ghana)*	Shares	100%

[1]	The Government of Ghana has the right to acquire a 10% carried interest upon mining licenses being granted for Hwini-Butre and Benso properties.

SCHEDULE “B”

ENCUMBRANCES

1)	Certain equipment purchased with equipment financing provided by Caterpillar Financial Services Corporation or its affiliates (“Caterpillar”) is pledged to Caterpillar to secure payment of the loans. At December 31, 2006, outstanding Caterpillar equipment financing borrowings were $22,962,000.

2)	The assets of Bogoso (other than the Caterpillar equipment referred to in 1 above are pledged to Ecobank Ghana Limited and Cal Bank Limited.

SCHEDULE “C”

INDEMNITY

As consideration for the Agents agreeing to provide the services described in the agreement to which this Schedule is attached (the “Agreement”), Golden Star Resources Ltd. (the “Indemnitor”) agrees to indemnify and hold harmless the Agents and their respective affiliates, and each of their respective directors, officers, employees and agents (collectively, the “Indemnified Parties” and each, an “Indemnified Party”), to the full extent lawful, from and against all expenses, losses, damages and liabilities of any nature (including the reasonable fees and expenses of their respective counsel and other expenses, but not including any amount for lost profits) (collectively, “Losses”) that are incurred in investigating, defending and/or settling any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party (collectively, the “Claims”) or to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims arise out of or are based upon, directly or indirectly, the Agreement together with any Losses that are incurred in enforcing this indemnity. This indemnity shall not be available to an Indemnified Party in respect of Losses incurred where a court of competent jurisdiction in a final judgment that has become non-appealable determines that such Losses resulted solely from the negligence, bad faith or willful misconduct of the Indemnified Party.

If for any reason (other than a determination as to any of the events referred to above) this indemnity is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any Claim, the Indemnitor shall contribute to the Losses paid or payable by such Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Indemnified Party on the other hand but also the relative fault of the Indemnitor and the Indemnified Party as well as any relevant equitable considerations; provided that the Indemnitor shall in any event contribute to the Losses paid or payable by an Indemnified Party as a result of such Claim, the amount (if any) equal to (i) such amount paid or payable, minus (ii) the amount of the fees received by the Indemnified Party, if any, under the Agreement.

The Indemnitor agrees that in case any legal proceeding shall be brought against, or an investigation is commenced in respect of, the Indemnitor and/or an Indemnified Party and an Indemnified Party or its personnel are required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with or by reason of the Agreement, the Indemnified Party shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable and documented costs (including an amount to reimburse the Indemnified Party for time spent by its personnel in connection therewith at their normal per diem rates together with such disbursements and out-of-pocket expenses incurred by the Personnel in connection therewith) shall be paid by the Indemnitor as they occur.

We will notify the Indemnitor promptly in writing after receiving notice of an action, suit, proceeding or claim against us or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, stating the particulars thereof, will provide copies of all relevant documentation to the Indemnitor and, unless the Indemnitor assumes the defence thereof, will keep the Indemnitor advised of the progress thereof and will discuss all significant actions proposed. The omission to so notify the Indemnitor shall not relieve the Indemnitor of any liability which the Indemnitor may have to an Indemnified Party except only to the extent that any such delay in giving or failure to give notice as herein required prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability under this indemnity which the Indemnitor would otherwise have incurred had we not so delayed in giving, or failed to give, the notice required hereunder.

The Indemnitor shall be entitled, at its own expense, to participate in and, to the extent it may wish to do so, assume the defence of any Claim, provided such defence is conducted by experienced and competent counsel as determined by the Indemnitor. Upon the Indemnitor notifying us in writing of its election to assume the defence and retaining counsel, the Indemnitor shall not be liable to an Indemnified Party for any legal expenses subsequently incurred by it in connection with such defence. If such defence is assumed by the Indemnitor, the Indemnitor throughout the course thereof will provide copies of all relevant documentation to us, will keep us advised of the progress thereof and will discuss with us all significant actions proposed.

Notwithstanding the foregoing paragraph, any Indemnified Party shall have the right, at the Indemnitor’s expense, to separately retain counsel of such Indemnified Party’s choice, in respect of the defence of any Claim if: (i) the employment of such counsel has been authorized by the Indemnitor; or (ii) the Indemnitor has not assumed the defence and employed counsel therefor promptly after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) counsel retained by the Indemnitor or the Indemnified Party has advised the Indemnified Party in writing that the same counsel may not represent both the Indemnitor and the Indemnified Party because (i) there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Indemnitor (in which event and to that extent, the Indemnitor shall not have the right to assume or direct the defence on such Indemnified Party’s behalf), or (ii) there is a conflict of interest between the Indemnitor and the Indemnified Party, or (iii) the subject matter of the Claim may not fall within the indemnity set forth herein (in any of which events the Indemnitor shall not have the right to assume or direct the defence on such Indemnified Party’s behalf), provided that the Indemnitor shall not be responsible for the fees or expenses of more than one legal firm in any single jurisdiction for all of the Indemnified Parties. No admission of liability and no settlement of any Claim shall be made by the Indemnitor without the prior written consent of the Indemnified Parties affected (which consent may not be unreasonably withheld) unless such settlement includes an unconditional release of each Indemnified Party from any liabilities arising out of such Claim without any admission of negligence, misconduct, liability or responsibility by any Indemnified Party.

The Indemnitor hereby acknowledges that BMO Nesbitt Burns acts as trustee for the other Indemnified Parties of the Indemnitor’s covenants under this indemnity and BMO Nesbitt Burns agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

The indemnity and contribution obligations of the Indemnitor hereunder shall be in addition to any liability which the Indemnitor may otherwise have (including under the Agreement), shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Indemnitor, BMO Nesbitt Burns and any other Indemnified Party.